Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Echelon Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-62045, 333-44198, 333-88880, 333-110679, 333-125395, 333-149783, and 333-168601) on Form S-8 of Echelon Corporation of our report dated March 30, 2016, with respect to the consolidated balance sheets of Echelon Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Echelon Corporation.

/s/ KPMG LLP

Santa Clara, California
March 30, 2016